Exhibit 4.3

NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES AND THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES MAY BE PLEDGED IN A MANNER CONSISTENT WITH THE SECURITIES ACT IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

No. ____	US$_________

Original Issue Date: June ___, 2007

GOFISH CORPORATION

6% SENIOR CONVERTIBLE PROMISSORY NOTE DUE JUNE __, 2010

THIS NOTE is one of a series of duly authorized and issued notes of GoFish Corporation, a Nevada corporation (the “Company”), designated as its 6% Senior Convertible Promissory Notes due June __, 2010, in the original aggregate principal amount of TEN MILLION THREE HUNDRED THOUSAND UNITED STATES DOLLARS (US$10,300,000) (collectively, the “Notes” and each Note comprising the Notes, a “Note”).

FOR VALUE RECEIVED, the Company promises to pay to the order of ____________ or its registered assigns (the “Investor”), the principal sum of ____________ dollars ($____________), on June __, 2010 or such earlier date as this Note is required to be repaid as provided hereunder (the “Maturity Date”), and to pay interest to the Investor on the principal amount of this Note outstanding from time to time in accordance with the provisions hereof. All holders of Notes are referred to collectively, as the “Investors.” This Note is subject to the following additional provisions:

1.  Definitions.In addition to the terms defined elsewhere in this Note: (a) capitalized terms that are used but not otherwise defined herein have the meanings given to such terms in the Purchase Agreement, dated as of June 7, 2007, among the Company and the Investors identified therein (the “Purchase Agreement”), and (b) the following terms have the meanings indicated below in this Section 1:

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. 101 et seq.), as amended from time to time (including any successor statute) and all rules and regulations promulgated thereunder.

“Bankruptcy Event” means any of the following events: (a) the Company or any Subsidiary commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Subsidiary thereof; (b) there is commenced against the Company or any Subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any subsidiary is adjudicated by a court of competent jurisdiction insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) under applicable law the Company or any Subsidiary makes a general assignment for the benefit of creditors; (f) the Company or any Subsidiary fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Company or any Subsidiary calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Company or any Subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Bankruptcy Law” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, fraudulent conveyance or transfer, reorganization, or similar state or Federal debtor relief laws, statutes, rules, regulations, orders, or ordinances of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Change of Control” means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act) of more than one-half of the voting rights or equity interests in the Company; (ii) a replacement of more than one-half of the members of the Company's board of directors in a twelve month period that is not approved (as evidenced by such directors’ votes at one or more meetings of the board of directors convened for such purpose) by those individuals who are members of the board of directors on the Original Issue Date (or other directors previously approved by such individuals); (iii) a Fundamental Transaction (as defined in Section 10(c)), a merger or consolidation of the Company or any Subsidiary or a sale or distribution of more than one-half of the assets of the Company in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Company's securities prior to the first such transaction continue to hold at least one-half of the voting rights and equity interests in the surviving entity or acquirer of such assets; (iv) a recapitalization, reorganization or other transaction involving the Company or any Subsidiary that constitutes or results in a transfer of more than one-half of the voting rights or equity interests in the Company, unless following such transaction or series of transactions, the holders of the Company's securities prior to the first such transaction continue to hold at least one-half of the voting rights and equity interests in the surviving entity or acquirer of such assets and one-half or more of the Board of Directors of the Company remain the same; (v) consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Company, or (vi) the execution by the Company or its controlling shareholders of an agreement providing for or reasonably likely to result in any of the foregoing events.

“Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on an Eligible Market, the closing price per share of the Common Stock for such date (or the nearest preceding date) on the primary Eligible Market or exchange on which the Common Stock is then listed or quoted; (b) if prices for the Common Stock are then quoted on the OTC Bulletin Board, the closing price per share of the Common Stock for such date (or the nearest preceding date) so quoted; (c) if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent qualified appraiser selected in good faith and paid for by a majority in interest of the Investors.

“Common Stock” means the common stock of the Company, $0.001 par value per share, and any securities into which such common stock may hereafter be reclassified.

“Conversion Date” means the date a Conversion Notice together with the Conversion Schedule is delivered to the Company in accordance with Section 5(a).

“Conversion Notice” means a written notice in the form attached hereto as Annex A.

“Conversion Price” means $1.60, subject to adjustment from time to time pursuant to Section 10.

“Default” means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Eligible Market” means whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or the OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question; provided, however, that following the listing of the Common Stock on an Eligible Market other than the OTC Bulletin Board, if applicable, “Eligible Market” shall mean whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market on which the Common Stock is listed or quoted for trading on the date in question.

“Equity Conditions Are Satisfied” means, as of any date of determination, that each of the following conditions is (or would be) satisfied on such date, if the Company were to issue on such date all of the Underlying Shares then issuable upon (1) conversion in full of the outstanding principal amount of all Notes, and (2) the payment of accrued and unpaid interest on such Interest Payment Date under all the Notes: (i) the number of authorized but unissued and otherwise unreserved shares of Common Stock is sufficient for such issuance, (ii) the Common Stock is listed or quoted (and is not suspended from trading) on an Eligible Market and such shares of Common Stock are approved for listing on such Eligible Market upon issuance, (iii) all such Underlying Shares (or in the case of a forced conversion pursuant to Section 5(a)(ii) hereof, such Underlying Shares to be issued upon such forced conversion or in the case of a payment of a Prepayment Premium in Common Stock pursuant to Section 5(d) hereof, such shares of Common Stock to be delivered as payment of the Prepayment Premium) are registered for resale under one or more Registration Statements and each prospectus under such Registration Statements is available for the sale of, in the aggregate, all such Underlying Shares by each applicable Investor assuming conversion, (iv) such issuance would be permitted in full without violating Section 5(b) hereof or the rules or regulations of the Eligible Market on which such shares are listed or quoted, (v) both immediately before and after giving effect thereto, no Default shall or would exist, and (vi) no public announcement of a pending or proposed Change of Control transaction has occurred that has not been consummated.

“Event Equity Value” means the average of the Closing Prices for the five consecutive Trading Days immediately preceding either: (a) the date of an Event Notice or the date the Company becomes obligated to pay the Event Price under Section 7(a), whichever is higher, or (b) the date on which the Event Price with respect thereto (together with any other payments, expenses and liquidated damages then due and payable under the Transaction Documents) is paid in full, whichever is greater.

“Event of Default” means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)  any failure to pay in the manner herein provided (free of any claim of subordination), when the same becomes due and payable (whether on the Maturity Date or by acceleration or prepayment or otherwise), (a) liquidated damages or other amounts (other than principal or interest) in respect of this Note which failure continues unremedied for three or more Trading Days after the date on which written notice of such default is first given to the Company by the Investor, or (b) principal under or interest in respect of this Note;

(ii)  the Company or any Subsidiary (1) fails to pay when due or there is an acceleration of any monetary obligation (regardless of amount) under any currently existing or hereafter arising debenture (other than a Note) or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness or under any long term leasing or factoring arrangement, if the aggregate amount of the obligations and liabilities of the Company and the subsidiaries thereunder exceed $100,000 (each of the foregoing a “Material Debt Agreement”), or (2) fails to observe or perform any other obligation under any Material Debt Agreement, and such failure results in the obligations thereunder becoming or being declared due and payable prior to the date on which they would otherwise become due and payable;

(iii)  [INTENTIONALLY OMITTED]

(iv)  the Company shall fail to timely observe or perform any covenant, condition or agreement contained in any Transaction Document (other than those specified in clause (i) above and clause (xviii) below), and such failure shall continue unremedied for a period of five Trading Days after the date on which written notice of such default is first given to the Company by the Investor (it being understood that no prior notice need be given in the case of a default that cannot reasonably be cured within five Trading Days or of which the Investor would not reasonably have had knowledge of such default by reference solely to filings made by the Company with the Commission in accordance with the Exchange Act and available on EDGAR);

(v)  the Company creates or suffers to exist any Lien upon any of its properties, except as permitted under Section 5.4 of the Purchase Agreement;

(vi)  the occurrence and continuance of an Event of Default under any other Note;

(vii)  any prepayment by the Company of any other Note except in accordance with the terms thereof and as permitted hereunder, or of any other Indebtedness or any issuance of securities in exchange for any Notes (other than Underlying Shares upon conversion of such Notes in accordance with their terms as in effect on the Original Issue Date thereof);

(viii)  any of the Company’s representations and warranties set forth in any Transaction Document shall be incorrect in any material respect (other than in respect of any representation or warranty that is subject to a materiality or a Material Adverse Effect qualifier, in which case, such representation or warranty shall be incorrect) as of the date made or as of the Original Issue Date;

(ix)  the occurrence of a Bankruptcy Event;

(x)  one or more judgments for the payment of money in an aggregate amount in excess of $100,000 shall be rendered against the Company or any subsidiary or any combination thereof (which shall not be fully covered by insurance without taking into account any applicable deductibles) and which shall remain undischarged or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any subsidiary to enforce any such judgment;

(xi)  any Transaction Document shall cease, for any reason, to be in full force and effect, or the Company shall so assert in writing or shall disavow any of its obligations thereunder;

(xii)  the Common Stock shall not be listed or quoted, or is suspended from trading, on an Eligible Market for a period of three Trading Days (which need not be consecutive Trading Days);

(xiii)  the Company fails to deliver Underlying Shares in the manner required by Section 6(b) to an Investor within five Trading Days after a Conversion Date or in the case of exercises under a Warrant, within five Trading days after a Date of Exercise under, and as such term is defined in, such Warrant, or the conversion or exercise rights of the Investors pursuant to the terms hereof or the terms of the Warrants are otherwise suspended for any reason (other than as a result of the limitations set forth in Section 5(b));

(xiv)  the Company fails to have available a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock available to issue Underlying Shares upon any conversion of Notes or upon any exercise of Warrants;

(xv)  [INTENTIONALLY OMITTED]

(xvi)  a Registration Statement filed under Section 2(a) of the Registration Rights Agreement registering the Registrable Securities is not declared effective by the Commission by the 270th day following the Closing Date, or, a Registration Statement filed under Section 2(b) of the Registration Rights Agreement registering the Registrable Securities is not declared effective by the Commission by the 120th day following the Filing Date of such Registration Statement;

(xvii)  any Registrable Securities issued or issuable to the Investors are not covered by a Registration Statement under the Registration Rights Agreement following the Effective Date of such Registration Statement or, if covered, any such Registration Statement is not available for use by the holders of Registrable Securities, for in excess of an aggregate (for all Registration Statements) of 30 Trading Days (which need not be consecutive Trading Days), during the Effectiveness Period (as defined in the Registration Rights Agreement);

(xviii)  the Company fails to make any cash payment required under the Transaction Documents (other than as set forth in paragraph (i) above) and such failure is not cured within five Trading Days after notice of such default is first given to the Company by an Investor; and

(xix)  the Company closes its stockholder books or records in any manner which prevents the timely exercise of the Warrant, pursuant to the terms thereof.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than unsecured accounts payable incurred in the ordinary course of business and no more than ninety (90) days past the date of the invoice therefor), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements that exceed amounts necessary to hedge the Company’s cross-currency exposure and (h) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

“Original Issue Date” has the meaning set forth on the face of this Note.

“Proceeding” means a claim, suit, arbitration, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Registration Statement” shall have the meaning set forth in the Purchase Agreement.

“Trading Day” means (i) a day on which the Common Stock is traded on an Eligible Market, or (ii) if the Common Stock is not listed on an Eligible Market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board or the Pink Sheets LLC, or (iii) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the Pink Sheets, LLC (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

“Underlying Shares” means the shares of Common Stock issuable upon conversion of the Notes and payment of interest thereunder.

2.  Interest.

(a)  The Company shall pay interest to the Investor on the aggregate unconverted and then outstanding principal amount of this Note at the rate of 6% per annum, payable semi-annually in cash, in arrears on each six month anniversary of the Original Issue Date (each, an “Interest Payment Date”), except if such date is not a Trading Day, in which case such interest shall be payable on the next succeeding Trading Day. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed and shall accrue daily commencing on the Original Issue Date.

(b)  Notwithstanding the foregoing requirement of cash interest payments, subject to the conditions and limitations set forth below, in lieu of paying interest in cash the Company may, at its option, on each Interest Payment Date, pay accrued interest on this Note by delivering by the third Trading Day following the applicable Interest Payment Date, a number of shares of Common Stock covered by an effective registration statement which names the Investor as a selling stockholder thereunder for such shares, equal to the quotient obtained by dividing the amount of such interest by 90% of the Closing Price of the Common Stock on the Trading Day immediately preceding (but not including) such Interest Payment Date. The Company must deliver written notice to the Investor indicating whether it will pay interest on account of subsequent Interest Payment Dates in cash or Common Stock at least thirty Trading Days prior to each Interest Payment Date, but the Company may indicate in any such notice that the election contained therein shall continue for subsequent Interest Payment Dates until rescinded. Failure to timely provide such written notice shall be deemed an irrevocable election by the Company to pay such interest in cash. All interest payable in respect of the Notes on any Interest Payment Date must be paid in the same manner. Notwithstanding the foregoing, the Company may not pay interest in shares of Common Stock on any Interest Payment Date unless, on both the Interest Payment Date and the date of delivery of such Underlying Shares, the Equity Conditions Are Satisfied; provided, that the Investor shall have the right, but not the obligation, to add to the principal amount of the Notes any interest not fully paid, which may be converted at the Conversion Price.

(c)  If an Investor converts any principal or interest of this Note, in each case prior to the one year anniversary of the Original Issue Date, then within three Trading Days of such Conversion Date or on the Prepayment Date, the Company shall pay to the Investor the interest that would have been due on such principal amount converted as if such principal amount had been held for the entire one year period following the Original Issue Date. Such payment shall be payable in the same manner as interest may be paid, in cash in accordance with Section 2(a) above, or subject to the conditions set forth in Section 2(b), in registered Common Stock in accordance with the terms and valuation set forth in Section 2(b) above.

3.  Registration of Notes. The Company shall register the Notes upon records maintained by the Company for that purpose (the “Note Register”) in the name of each record Investor thereof from time to time. The Company may deem and treat the registered Investor of this Note as the absolute owner hereof for the purpose of any conversion hereof or any payment of interest hereon, and for all other purposes, absent actual notice to the contrary from such record Investor.

4.  Registration of Transfers and Exchanges. Subject to the transfer restrictions set forth in the Purchase Agreement, the Company shall register the transfer of any portion of this Note in the Note Register upon surrender of this Note to the Company at its address for notice set forth herein. Upon any such registration or transfer, a new Note, in substantially the form of this Note (any such new debenture, a “New Note”), evidencing the portion of this Note so transferred shall be issued to the transferee and a New Note evidencing the remaining portion of this Note not so transferred, if any, shall be issued to the transferring Investor. The acceptance of the New Note by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Note. The Company agrees that its prior consent is not required for the transfer of any portion of this Note; provided, however, that the Company shall be entitled to reasonable assurance, including an opinion of counsel reasonably acceptable to the Company, that such transfer complies with applicable federal and state securities laws. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Investor surrendering the same. No service charge or other fee will be imposed in connection with any such registration of transfer or exchange.

5.  Conversion, Prepayment and Repurchase Upon a Change of Control.

(a)  Conversion.

(i)  At the Option of the Investor. All or any portion of the principal amount of this Note then outstanding, together with any accrued and unpaid interest hereunder, shall be convertible into shares of Common Stock at the Conversion Price (subject to limitations set forth in Section 5(b)), at the option of the Investor, at any time and from time to time from and after the six month anniversary of the Original Issue Date. The Investor may effect conversions hereunder by delivering to the Company a Conversion Notice together with a schedule in the form of Schedule 1 attached hereto (the “Conversion Schedule”). If the Investor is converting less than all of the principal amount represented by this Note, or if a conversion hereunder is not permitted to be effected in full due to the application of Section 5(b), the Company shall honor such conversion to the extent permissible hereunder and consistent with Section 5(b) and shall promptly deliver to the Investor an executed Conversion Schedule indicating the principal amount which has not been converted.

(ii) At the Option of the Company. Subject to the provisions of this Section 5(a)(ii), the Company may deliver a written notice (such notice, a “Company Conversion Notice”) to all Investors stating its irrevocable election to require the conversion at the Conversion Price of up to such aggregate principal amount outstanding under all of the Notes as would result in the issuance of a number of Underlying Shares equal to (A) the product of (A) 0.50 multiplied by (B) the total daily trading volume of the Common Stock over the 30 Trading Days immediately preceding (but not including) the date that a Company Conversion Notice is delivered to the Investor, provided, that: (i) the Closing Price of the Common Stock for the 20 consecutive Trading Days immediately preceding (but not including) the delivery of the Company Conversion Notice is equal to or greater than $2.06 per share (subject to equitable adjustment as a result of the events set forth in Sections 10(a), (b) and (c), including if such events occur during such measurement period), (ii) the Equity Conditions Are Satisfied for such Underlying Shares to be issued upon such forced conversion, (iii) immediately before or after giving effect to such issuance on such date, no Event of Default or Default shall or would exist, and (iv) the Company has not forced conversion pursuant to this Section 5(a)(ii) during the thirty days preceding delivery of the Company Conversion Notice. Each Note to be converted pursuant to this Section 5(a)(ii) shall be converted on a pro rata basis, based on each Investor’s proportionate ownership of the then outstanding principal amount of the Notes. Subject to the terms and conditions of this Section 5(a)(ii), the Company shall effect the conversion of this Note pursuant to a Company Conversion Notice on the 31st Trading Day immediately succeeding the date of the Company Conversion Notice (the “Company Conversion Date”). Notwithstanding anything to the contrary set forth in this Note, the Investor shall have the right to nullify such Company Conversion Notice if any of the conditions set forth in this Section 5(a)(ii) shall not have been met from the date of the Company Conversion Notice through the Company Conversion Date. The Company covenants and agrees that it will honor all Conversion Notices tendered from the time of delivery of the Company Conversion Notice through 6:30 p.m. on the Trading Day prior to the Company Conversion Date. Notwithstanding the foregoing, the Company and the Investor agree that, if and to the extent Section 5(b) of this Note would restrict the right of the Company to issue or the right of the Investor to receive any of the Underlying Shares otherwise issuable upon the conversion in respect of a Company Conversion Notice, then notwithstanding anything to the contrary set forth in the Company Conversion Notice, the Company Conversion Notice shall be deemed automatically amended to apply only to such portion of this Note as would permit conversion in full in compliance with Section 5(b). The Investor will promptly (and, in any event, prior to the Company Conversion Date) notify the Company in writing following receipt of a Company Conversion Notice if Section 5(b)(i) or (ii) would restrict its right to receive the full number of otherwise issuable Underlying Shares following such Company Conversion Notice.

(b)  Certain Conversion Restrictions.

(i)  Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Investor upon conversion of the Notes (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Investor and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Investor's for purposes of Section 13(d) of the Exchange Act, does not exceed 4.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. This provision shall not restrict the number of shares of Common Stock which an Investor may receive or beneficially own in order to determine the amount of securities or other consideration that such Investor may receive in the event of a Fundamental Transaction involving the Company as contemplated in Section 11 of this Note. [By written notice to the Company, an Investor may waive the provisions of this Section 5(b)(i) as to itself but any such waiver will not be effective until the 61st day after delivery thereof and such waiver shall have no effect on any other Investor.] [This restriction may not be waived, and notwithstanding anything to the contrary in any Transaction Document, may not be amended by agreement of the parties. Notwithstanding anything to the contrary contained in this Note or in any other Transaction Document, (a) no term of this Section may be waived by any party, nor amended such that the threshold percentage of ownership would be directly or indirectly increased, (b) no amendment or modification to any Transaction Document may be made such that it would have the effect of modifying or waiving any term of this Section in violation of this restriction, (c) this restriction runs with the Note and may not be modified or waived by any subsequent holder hereof and (d) any attempted waiver, modification or amendment of this Section will be void ab initio.]1

(ii)  Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by an Investor upon each conversion of Notes (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Investor and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with such Investor's for purposes of Section 13(d) of the Exchange Act, does not exceed 9.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. This provision shall not restrict the number of shares of Common Stock which an Investor may receive or beneficially own in order to determine the amount of securities or other consideration that such Investor may receive in the event of a Fundamental Transaction (defined below) involving the Company as contemplated herein. This restriction may not be waived, and notwithstanding anything to the contrary in any Transaction Document, may not be amended by agreement of the parties. Notwithstanding anything to the contrary contained in this Note or in any other Transaction Document, (a) no term of this Section may be waived by any party, nor amended such that the threshold percentage of ownership would be directly or indirectly increased, (b) no amendment or modification to any Transaction Document may be made such that it would have the effect of modifying or waiving any term of this Section in violation of this restriction, (c) this restriction runs with the Note and may not be modified or waived by any subsequent holder hereof and (d) any attempted waiver, modification or amendment of this Section will be void ab initio.

[1]	Non-waivability provision to apply to certain Investors.

(c)  Repurchase at the Option of the Investor Upon a Change of Control.

(i)  Subject to the satisfaction of the requirements of this Section 5(c)(i), if a Change of Control occurs (or the Company effects or publicly announces its intention to effect any exchange, recapitalization or other transaction that effectively requires or rewards physical delivery of certificates evidencing the Common Stock, unless following such transaction, the holders of the Company's securities prior to the first such transaction continue to beneficially own at least one-half of the voting rights and equity interests in the surviving entity or acquirer of such assets) at any time prior to maturity, each Investor may elect, by notice to the Company (a “Repurchase Notice”), to require the Company to repurchase all, but not less than all, of such Investor’s then outstanding Notes for a payment amount in Dollars in cash equal to 100% of such principal amount, plus all accrued but unpaid interest thereon and an additional amount necessary to provide a total return to the Investor of 10% per annum on the Notes, and any unpaid liquidated damages then owing to the Investor under the Transaction Documents, to, but not including, the date that is 30 days following the date notice of the occurrence of a Change of Control is delivered by the Company to Investors pursuant to Section 5(c)(ii) below (the “Repurchase Date”).

(ii)  No later than 30 days after the occurrence of a Change of Control, the Company shall give written notice thereof to all Investors of then outstanding Notes. For then outstanding Notes to be so repurchased at the option of the Investor under Section 5(c)(i), the Company must receive written notice from the Investor stating its irrevocable election to require the Company to repurchase such Notes, on or before 6:30 p.m. (New York time) on the Trading Day that is five (5) Trading Days prior to the Repurchase Date.

(d)  Prepayment at the Option of the Company. At any time following the Original Issue Date and prior to the Maturity Date, upon delivery of a written notice to the Investor (such notice, a “Prepayment Notice”), the Company shall be entitled to prepay all of the then-outstanding principal amount of this Note for a payment amount in Dollars in cash equal to the sum of: (i) 100% of the then-outstanding principal amount of this Note on the 31st Trading Day immediately following the date of the Prepayment Notice (the “Prepayment Date”); (ii) all accrued but unpaid interest thereon through the Prepayment Date; (iii) the interest that would have been due on such principal amount as if such principal amount had been held for the entire term of this Note until the Maturity Date, provided, however, that no such interest shall be required to be paid by the Company if the Closing Price of the Common Stock for the 20 consecutive Trading Days immediately preceding (but not including) the Prepayment Date is greater than $3.00 per share (subject to equitable adjustment as a result of the events set forth in Sections 10(a), (b) and (c), including if such events occur during such measurement period); (iv) other amounts then owing to the Investor under the Transaction Documents; and (v) an additional amount (such additional amount, the “Prepayment Premium”) equal to the greater of (1) the product of the number of shares of Common Stock underlying the then-outstanding principal amount of this Note, multiplied by the Black Scholes valuation of an American call option on one share of Common Stock (assuming an exercise price equal to the then-current Conversion Price, a risk free interest rate corresponding to the U.S. treasury rate for a period equal to the remaining term of this Note as of the date of the Prepayment Notice, an expected volatility equal to the 90-day historic volatility on the day prior to the date of the Prepayment Notice obtained from the HVT function on Bloomberg, an expected life equal to the remaining term of this Note and a dividend yield of 0%) and (2) 25% of the then-outstanding principal amount of this Note. Payments of interest pursuant to this Section 5(d) shall be payable in the same manner as interest may be paid, in cash in accordance with Section 2(a) hereof, or subject to the conditions set forth in Section 2(b) hereof, in registered Common Stock in accordance with the terms and valuation set forth in Section 2(b) hereof. Notwithstanding the foregoing, the Company may, at its option, on the Prepayment Date, elect to pay (in lieu of cash) the Prepayment Premium by delivering such number of shares of Common Stock covered by an effective registration statement with a fair market value (based on the average of the Closing Prices for the five consecutive Trading Days immediately preceding the date of the Prepayment Notice) equal to the Prepayment Premium; provided, however, that the Equity Conditions Are Satisfied for such shares of Common Stock to be delivered as payment of the Prepayment Premium. The Company must deliver written notice to the Investor indicating whether it will pay the Prepayment Premium in Common Stock at least ten (10) Trading Days prior to the Prepayment Date. The Company covenants and agrees that it will honor all Conversion Notices tendered from the time of delivery of the Prepayment Notice through 6:30 p.m. on the Trading Day prior to the Prepayment Date.

6.  Mechanics of Conversion.

(a)  The number of Underlying Shares issuable upon any conversion hereunder shall equal the outstanding principal amount of this Note to be converted, divided by the Conversion Price on the Conversion Date, plus (if indicated in the applicable Conversion Notice) the amount of any accrued but unpaid interest on this Note through the Conversion Date, divided by the Conversion Price on the Conversion Date.

(b)  The Company shall, by the third Trading Day following each Conversion Date, issue or cause to be issued and cause to be delivered to or upon the written order of the Investor and in such name or names as the Investor may designate a certificate for the Underlying Shares issuable upon such conversion, free of restrictive legends to the extent permitted by Section 4.1(c) of the Purchase Agreement. The Investor, or any Person so designated by the Investor to receive Underlying Shares, shall be deemed to have become holder of record of such Underlying Shares as of such Conversion Date. The Company shall use its best efforts to deliver Underlying Shares hereunder electronically (via a DWAC) through the Depository Trust Corporation or another established clearing corporation performing similar functions.

(c)  The Investor shall not be required to deliver the original Note in order to effect a conversion hereunder. Execution and delivery of the Conversion Notice shall have the same effect as cancellation of the Note and issuance of a New Note representing the remaining outstanding principal amount.

(d)  The Company's obligations to issue and deliver Underlying Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Investor to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Investor or any other Person of any obligation to the Company or any violation or alleged violation of law by the Investor or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Investor in connection with the issuance of such Underlying Shares.

(e)  If by the third Trading Day after a Conversion Date the Company fails to deliver to the Investor such Underlying Shares in such amounts and in the manner required pursuant to Section 5, then the Investor will have the right to rescind the Conversion Notice pertaining thereto by giving written notice to the Company prior to such Investor’s receipt of such Underlying Shares.

(f)  If by the third Trading Day after a Conversion Date the Company fails to deliver to the Investor the required number of Underlying Shares in the manner required pursuant to Section 5, and if after such third Trading Day and prior to the receipt of such Underlying Shares, the Investor (or someone on the Investor’s behalf) purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Investor of the Underlying Shares which the Investor anticipated receiving upon such conversion (a “Buy-In”), then the Company shall: (1) pay in cash to the Investor (in addition to any other remedies available to or elected by the Investor) the amount by which (x) the Investor's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Underlying Shares that the Company was required to deliver to the Investor in connection with the exercise at issue by (B) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (2) at the option of the Investor, either void the conversion at issue and reinstate the principal amount of Notes (plus accrued interest therein) for which such conversion was not timely honored or deliver to the Investor the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. The Investor shall provide the Company reasonably detailed evidence or written notice indicating the amounts payable to the Investor in respect of the Buy-In. For example, if the Investor purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Note with respect to which the actual sale price of the Underlying Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (1) of the immediately preceding sentence, the Company shall be required to pay the Investor $1,000. Nothing herein shall limit an Investor’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of this Note as required pursuant to the terms hereof.

(g)  If the Company fails for any reason to deliver to the Investor such certificate or certificates pursuant to Section 5 by the third Trading Day after the Conversion Date, the Company shall pay to such Investor, in cash, as liquidated damages and not as a penalty, for each $1000 of principal amount being converted, $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such third Trading Day until such certificates are delivered. Nothing herein shall limit an Investor’s right to pursue actual damages or declare an Event of Default pursuant to Section 7 hereof for the Company’s failure to deliver Underlying Shares within the period specified herein and such Investor shall have the right to pursue al remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Investor from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

7.  Events of Default.

(a)  At any time or times following the occurrence and during the continuance of an Event of Default, the Investor may elect, by notice to the Company (an “Event Notice”), to require the Company to repay all or any portion of the then outstanding principal amount of this Note, as indicated in such Event Notice (it being agreed that any Event Notice failing to specify a repayment amount shall be deemed a demand for repayment in full on account of the entire principal amount of all Notes to which such Event Notice applies), for a payment amount in Dollars in cash equal to the greater of: (A) 102% of such outstanding principal amount (except that in the case of an Event Notice citing an Event of Default under clause (iii) of the definition of “Event of Default”, in which case such amount shall equal the amount set forth in Section 5(c) herein), plus all accrued but unpaid interest thereon and any unpaid liquidated damages and other amounts then owing to the Investor under the Transaction Documents, through the date of payment in full of such repayment amount, or (B) the Event Equity Value of the Underlying Shares that would be issuable upon conversion of such principal amount and payment in Common Stock of all such accrued but unpaid interest thereon (without regard to any condition precedent or conversion limitation contained herein), plus an amount payable in cash of any liquidated damages and other amounts payable pursuant to the Transaction Documents. The aggregate amount payable pursuant to the preceding sentence is referred to as the “Event Price.” The Company shall pay the aggregate Event Price to the Investor (free of any claim of subordination) no later than the third Trading Day following the date of delivery of the Event Notice, and upon receipt thereof the Investor shall deliver the original Note so repurchased to the Company. Notwithstanding the foregoing, at any time or times following the occurrence and during the continuance of an Event of Default, in lieu of electing to require the Company to pay the aggregate Event Price in cash, the Investor may elect, by notice to the Company, to require the Company to convert all of the principal amount of this Note then outstanding, together with any accrued and unpaid interest hereunder, into shares of Common Stock at a conversion price equal to the Event Equity Value.

(b)  Upon the occurrence of any Bankruptcy Event with respect to the Company, all outstanding principal and accrued but unpaid interest on this Note and any unpaid liquidated damages and other amounts then owing under the Transaction Documents shall immediately become due and payable in full in Dollars in cash (free of any claim of subordination), without the requirement of delivery of any Event Notice or any other action by the Investor, and the Company shall immediately be obligated to repurchase this Note held by such Investor at the Event Price pursuant to the preceding paragraph as if the Investor had delivered an Event Notice immediately prior to the occurrence of such Bankruptcy Event.

(c)  In connection with any Event of Default, the Investor need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind (other than the Event Notice if required hereunder), and the Investor may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Any such declaration (including any Event Notice) may be rescinded and annulled by the Investor (at its sole discretion) at any time notwithstanding anything to the contrary which may have been contained in such declaration prior to payment hereunder. Any such rescission, annulment, or waiver will not impair the Investors’ right to subsequently declare a new declaration or Event Notice subsequent to a rescission, annulment, or waiver. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereto.

8.  Ranking. This Note ranks pari passu with all other Notes now or hereafter issued pursuant to the Transaction Documents and senior to all other Indebtedness of the Company. Except as may be permitted under Section 5.3 of the Purchase Agreement, the Company will not, directly or indirectly, enter into, create, incur, assume or suffer to exist any Indebtedness of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, that is senior or pari passu in any respect to the Company's obligations under the Notes.

9.  Reservation of Underlying Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Underlying Shares as required hereunder, the number of Underlying Shares which are then issuable and deliverable upon the conversion of (and otherwise in respect of) this entire Note (taking into account the adjustments of Section 10), free from preemptive rights or any other contingent purchase rights of persons other than the Investor. The Company covenants that all Underlying Shares so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.

10.  Certain Adjustments. The Conversion Price is subject to adjustment from time to time as set forth in this Section 10.

(a)  Stock Dividends and Splits. If the Company, at any time while this Note is outstanding: (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b)  Pro Rata Distributions. If the Company, at any time while this Note is outstanding, distributes to all holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (in each case, “Distributed Property”), then, at the request of the Investor delivered before the 90th day after the record date fixed for determination of shareholders entitled to receive such distribution, the Company will deliver to the Investor, within five Trading Days after such request (or, if later, on the effective date of such distribution), the Distributed Property that the Investor would have been entitled to receive in respect of the Underlying Shares for which this Note could have been converted immediately prior to such record date. If such Distributed Property is not delivered to the Investor pursuant to the preceding sentence, then upon any conversion of this Note that occurs after such record date, the Investor shall be entitled to receive, in addition to the Underlying Shares otherwise issuable upon such conversion, the Distributed Property that the Investor would have been entitled to receive in respect of such number of Underlying Shares had the Investor been the record holder of such Underlying Shares immediately prior to such record date. Notwithstanding the foregoing, this Section 10(b) shall not apply to any distribution of rights or securities in respect of adoption by the Company of a shareholder rights plan, which events shall be covered by Section 10(a).

(c)  Fundamental Transactions. If, at any time while this Note is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 10(a) above) (in any such case, a “Fundamental Transaction”), then the Investor shall have the right to: (x) declare an Event of Default pursuant to clause (iii) thereunder, or (y) upon any subsequent conversion of this Note, receive, for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”) or (z) require the surviving entity to issue to the Investor an instrument identical to this Note (with an appropriate adjustment to the conversion price) such that the Investor may receive shares of the surviving company’s common stock. For purposes of any such conversion, the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Investor shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction (or, if different, the ultimate parent of such successor or entity or the entity issuing the Alternate Consideration) shall issue to the Investor a new debenture consistent with the foregoing provisions and evidencing the Investor's right to convert such debenture into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that this Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(d)  Subsequent Equity Sales.

(i)  If the Company or any subsidiary thereof, as applicable, at any time while this Note is outstanding, shall issue or enter into any agreement or understanding to issue shares of Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, at a price per share less than the Conversion Price (if the holder of the Common Stock or Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights issued in connection with such issuance, be entitled to receive shares of Common Stock at a price less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price), then, the Conversion Price shall automatically be reduced to mirror such lower price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. The Company shall notify the Investor in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalent subject to this section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms, but failure to provide such notice will not delay or affect the reduction of the Conversion Price. If, while this Note is outstanding, the Company enters into any understanding or agreement to issue or sell securities, then notwithstanding the fact that such actual issuance of Common Stock or Common Stock Equivalents occurs after the term of the Note, such issuance will be treated as if it had occurred prior to the expiration of the Note term.

(ii)  For purposes of this subsection 10(d), the following subsections (d)(ii)(l) to (d)(ii)(6) shall also be applicable:

(1)  Issuance of Rights or Options. In case at any time the Company shall in any manner grant (directly and not by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus (y) the aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price. Except as otherwise provided in subsection 10(d)(ii)(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

(2)  Issuance of Convertible Securities. In case the Company shall in any manner issue (directly and not by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus (y) the aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price, provided that (a) except as otherwise provided in subsection 10(d)(ii)(3), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (b) no further adjustment of the Conversion Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been made pursuant to the other provisions of subsection 11(d).

(3)  Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subsection 10(d)(ii)(l) hereof, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subsections 10(d)(ii)(l) or 10(d)(ii)(2), or the rate at which Convertible Securities referred to in subsections 10(d)(ii)(l) or 10(d)(ii)(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the termination of any Option for which any adjustment was made pursuant to this subsection 10(d) or any right to convert or exchange Convertible Securities for which any adjustment was made pursuant to this subsection 10(d) (including without limitation upon the redemption or purchase for consideration of such Convertible Securities by the Company), the Conversion Price then in effect hereunder shall forthwith be changed to the Conversion Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

(4)  Stock Dividends. Subject to the provisions of this Section 10(d), in case the Company shall declare a dividend or make any other distribution upon any stock of the Company (other than the Common Stock) payable in Common Stock, Options or Convertible Securities, then any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

(5)  Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor, after deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, after deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Company. If Common Stock, Options or Convertible Securities shall be issued or sold by the Company and, in connection therewith, other Options or Convertible Securities (the “Additional Rights”) are issued, then the consideration received or deemed to be received by the Company shall be reduced by the fair market value of the Additional Rights (as determined using the Black-Scholes option pricing model or another method mutually agreed to by the Company and the Investor). The Board of Directors of the Company shall respond promptly, in writing, to an inquiry by the Investors as to the fair market value of the Additional Rights. In the event that the Board of Directors of the Company and the Investors are unable to agree upon the fair market value of the Additional Rights, the Company and the Investors shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne evenly by the Company and the Investor.

(6)  Record Date. In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(iii)  Notwithstanding the foregoing, no adjustment will be made under this paragraph (d) in respect of: (1) the issuance of securities upon the exercise or conversion of any Common Stock Equivalents issued by the Company prior to the Original Issue Date of this Note (but will apply to any amendments, modifications, and reissuances thereof and as a result of any changes, resets or adjustments to a conversion or exchange price thereunder whether or not as a result of any amendment, modification or reissuance), or (2) the grant of options or warrants, or the issuance of additional securities, under any duly authorized Company stock option, stock incentive plan, restricted stock plan or stock purchase plan whether now existing or hereafter approved by the Company and its stockholders (as applicable) in the future (but not as to any amendments or other modifications of the exercise price set forth therein) and the issuance of Common Stock in respect thereof.

(e)  Reclassifications; Share Exchanges. In case of any reclassification of the Common Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property (other than compulsory share exchanges which constitute Change of Control transactions), the Investors of the Notes then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Investors shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of shares of Common Stock of the Company into which such shares of Notes could have been converted immediately prior to such reclassification or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges.

(f)  Calculations. All calculations under this Section 10 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(g)  Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 10, the Company at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Investor.

(h)  Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any subsidiary, (ii) authorizes and publicly approves, or enters into any agreement contemplating or solicits shareholder approval for any Fundamental Transaction or (iii) publicly authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Investor a notice describing the material terms and conditions of such transaction, at least 20 calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Investor is given the practical opportunity to convert this Note prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

11.  Fractional Shares. The Company shall not be required to issue or cause to be issued fractional Underlying Shares on conversion of this Note. If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon conversion of this Note or payment of interest hereon, the number of Underlying Shares to be issued will be rounded up to the nearest whole share.

12.  Investor Put Option. For a period of thirty (30) days following the two year anniversary of the Original Issue Date, an Investor may elect to require the Company to repay the Investor, in immediately available funds, 100% of the then outstanding principal amount, plus all accrued but unpaid interest and other amounts, due or accrued under this Note, on the date that is the fifth Trading Day after written notice thereof (a “Put Notice”) is delivered by the Investor to the Company (such fifth Trading Day shall be known as the “Put Date”). An Investor may rescind a Put Notice prior to receipt of payment thereunder. The Company covenants and agrees that it will honor all Conversion Notices tendered from the time of delivery of the Put Notice through 6:30 p.m. on the Trading Day prior to the Put Date.

13.  Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or e-mail (followed by facsimile) at the facsimile number or e-mail address specified in this Section prior to 5:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or e-mail (followed by facsimile) at the facsimile number or e-mail address specified in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Company, to GoFish Corporation, 706 Mission Street, 10th Floor, San Francisco, California, 94103, Facsimile: (415) 978-9603, E-mail: tverjee@gacapital.com, Attention: Tabreez Verjee, President, (ii) if to the Investor, to the address, e-mail address, or facsimile number appearing on the Company's shareholder records or such other address, e-mail address, or facsimile number as the Investor may provide to the Company in accordance with this Section or the Purchase Agreement.

14.  Miscellaneous.

(a)  This Note shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)  Subject to Section 14(a), above, nothing in this Note shall be construed to give to any person or corporation other than the Company and the Investor any legal or equitable right, remedy or cause under this Note. This Note shall inure to the sole and exclusive benefit of the Company and the Investor.

(c)  All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all Proceedings shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for any Proceeding, and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any New York Court or that a New York Court is an inconvenient forum for such Proceeding. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal Proceeding. The prevailing party in a Proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

(d)  The headings herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(e)  In case any one or more of the provisions of this Note shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Note shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Note.

(f)  No provision of this Note may be waived or amended except (i) in accordance with the requirements set forth in the Purchase Agreement, and (ii) in a written instrument signed, in the case of an amendment, by the Company and the Investor or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

(g)  To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or Proceeding that may be brought by any Investor in order to enforce any right or remedy under the Notes. Notwithstanding any provision to the contrary contained in the Notes, it is expressly agreed and provided that the total liability of the Company under the Notes for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Notes exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Notes is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate of interest applicable to the Notes from the effective date forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to any Investor with respect to indebtedness evidenced by the Notes, such excess shall be applied by such Investor to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Investor’s election.

15.  Transferability of Warrants. The Warrants are separate and detachable from this Note. Neither a forced conversion nor a redemption of this Note shall have any effect on the Warrants.

16.  Dispute Resolution.

(a)  If any dispute between the Company and the Investor as to the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion hereunder shall arise, then such dispute shall promptly thereafter be submitted for resolution to an independent accounting firm of recognized national standing selected by the Company and reasonably acceptable to the Investor, and the written determination of such independent accounting firm with respect to that particular dispute shall be final and conclusive. The Company shall endeavor to cause such independent accounting firm to render such determination as promptly as reasonably practicable, but in no event later than five (5) Business Days following the day such independent accounting firm receives the dispute for resolution. The reasonable fees and expenses of such independent accounting firm in making its determination shall be paid by the Company; provided, however, that in the event that such independent accounting firm concurs with the Company in its determination, the fees and expenses of such independent accounting firm shall be paid by the Investor.

(b)  If any dispute between the Company and the Investor as to the occurrence of a subsequent issuance or other event which would trigger an adjustment to the Conversion Price pursuant to Section 10 hereof or as to any applicable adjusted value of the Conversion Price shall arise, then such dispute shall promptly thereafter be submitted for resolution to an independent law firm of recognized national standing selected by the Company and reasonably acceptable to the Investor, and the written determination of such law firm with respect to that particular dispute shall be final and conclusive. The Company shall endeavor to cause such law firm to render such determination as promptly as reasonably practicable, but in no event later than five (5) Business Days following the day such law firm receives the dispute for resolution. The reasonable fees and expenses of such law firm in making its determination shall be paid by the Company; provided, however, that in the event that such law firm concurs with the Company in its determination, the fees and expenses of such law firm shall be paid by the Investor.

[REMAINDER OF PAGE INTENTIONALLY BLANK-SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

GOFISH CORPORATION

By:
Name:
Title:

ANNEX A

CONVERSION NOTICE

(To be Executed by the Registered Investor
in order to convert Notes)

The undersigned hereby elects to convert the principal amount of Note indicated below, into shares of Common Stock of GoFish Corporation, as of the date written below. If shares are to be issued in the name of a Person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Investor for any conversion, except for such transfer taxes, if any. All terms used in this notice shall have the meanings set forth in the Note.

Conversion calculations:
Date to Effect Conversion

Principal amount of Note owned prior to conversion

Principal amount of Note to be Converted

Principal amount of Note remaining after Conversion

DTC Account

Number of shares of Common Stock to be Issued

Applicable Conversion Price

Name of Investor

By:
Name:
Title:

By the delivery of this Conversion Notice the Investor represents and warrants to the Company that its ownership of the Common Stock does not exceed the restrictions set forth in Section 5(b) of the Note.

Schedule 1

GoFish Corporation

6% Senior Convertible Promissory Notes due June __, 2010

CONVERSION SCHEDULE

This Conversion Schedule reflects conversions made under the above referenced Notes.

Dated:

Date of Conversion	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion	Applicable Conversion Price